Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2021 First Quarter Results

•	Improving market conditions support irrigation revenue and earnings growth

•	Strong irrigation system order flow in North America leads to large backlog

•	Significant increase in raw material costs creates short-term margin headwinds

•	Solid infrastructure results lower compared to a strong prior year first quarter

OMAHA, Neb., January 7, 2021—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter of fiscal 2021, which ended on November 30, 2020.

First Quarter Summary

Revenues for the first quarter of fiscal 2021 were $108.5 million, a decrease of $0.9 million, or 1 percent, compared to revenues of $109.4 million in the prior year first quarter. Net earnings for the quarter were $7.1 million, or $0.65 per diluted share, compared with net earnings of $8.3 million, or $0.77 per diluted share, for the prior year first quarter. Net earnings for the quarter include an income tax benefit of approximately $1.7 million, or $0.16 per diluted share, related to the release of a valuation allowance in a foreign jurisdiction.

“Irrigation market conditions improved during the quarter with rising agricultural commodity prices and higher projected net farm income. This resulted in stronger than expected order flow for irrigation equipment, particularly in the latter part of the quarter.” said Randy Wood, President and Chief Executive Officer. “Our infrastructure business performed well, although results were lower than a very strong first quarter in the prior year.”

First Quarter Segment Results

Irrigation segment revenues for the first quarter of fiscal 2021 increased $4.1 million, or 5 percent to $87.4 million, compared to $83.3 million in the prior year first quarter. North America irrigation revenues of $52.8 million decreased $0.8 million, or 2 percent, compared to the prior year first quarter. The decrease resulted primarily from lower engineering services revenue related to a project in the prior year that did not repeat that was partially offset by higher irrigation equipment unit volume. International irrigation revenues of $34.6 million increased $4.8 million, or 16 percent, compared to the prior year first quarter. The increase resulted from higher unit sales volumes in several regions which were partially offset by the unfavorable effects of foreign currency translation of approximately $2.4 million compared to the prior year first quarter.

Irrigation segment operating margin was 12.2 percent of sales, compared to 11.7 percent of sales in the prior year first quarter. The increase resulted primarily from the impact of higher irrigation system unit volume and was partially offset by the impact of higher raw material and freight costs.

Infrastructure segment revenues for the first quarter of fiscal 2021 were $21.1 million, a decrease of $5.0 million, or 19 percent, compared to $26.1 million in the prior year first quarter. The decrease resulted primarily from a large order delivered in the prior year that did not repeat and from lower road construction activity in the current year.

Infrastructure segment operating margin was 20.1 percent of sales, compared to 33.5 percent of sales in the prior year first quarter. The decrease resulted primarily from lower revenue in higher margin product lines and an increase in raw material and other costs compared to the prior year.

The backlog of unfilled orders at November 30, 2020 was $89.2 million compared with $69.2 million at November 30, 2019. Included in these backlogs are amounts of $5.4 million and $5.2 million, respectively, that are not expected to be fulfilled within the subsequent twelve months. The increase in backlog is primarily attributable to higher order activity in North America irrigation.

Outlook

“Our backlog of irrigation equipment orders in North America supports solid revenue growth for our second quarter. We also expect improved activity levels to continue in international irrigation markets. At the same time, we are seeing rapid and significant increases in steel and freight costs that will pressure margins in the short term until pricing actions are fully implemented.” said Mr. Wood. “In our infrastructure business, we continue to be encouraged by the quality of our Road Zipper® sales funnel. However, the timing of those projects can be difficult to predict, particularly in the current environment with coronavirus-related effects on road construction activity.

“Our financial position remains strong, providing support for our innovation growth strategy across our businesses that address global megatrends and provide solutions that conserve natural resources.”

First Quarter Conference Call

Lindsay’s fiscal 2021 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems and FieldNET® remote irrigation management and scheduling technology, as well as irrigation consulting and design and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2020	November 30, 2019
Operating revenues	$108,485	$109,393
Cost of operating revenues	77,077	75,319

Gross profit	31,408	34,074

Operating expenses:
Selling expense	7,331	6,492
General and administrative expense	13,452	11,804
Engineering and research expense	3,090	3,502

Total operating expenses	23,873	21,798

Operating income	7,535	12,276

Other (expense) income:
Interest expense	(1,201)	(1,186)
Interest income	303	615
Other income (expense), net	246	(450)

Total other (expense) income	(652)	(1,021)

Earnings before income taxes	6,883	11,255

Income tax (benefit) expense	(212)	2,910

Net earnings	$7,095	$8,345

Earnings per share:
Basic	$0.65	$0.77
Diluted	$0.65	$0.77

Shares used in computing earnings per share:
Basic	10,845	10,795
Diluted	10,888	10,828

Cash dividends declared per share	$0.32	$0.31

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended
(in thousands)	November 30, 2020	November 30, 2019
Operating revenues:
Irrigation:
North America	$52,790	$53,588
International	34,566	29,739

Irrigation segment	87,356	83,327
Infrastructure segment	21,129	26,066

Total operating revenues	$108,485	$109,393

Operating income (loss):
Irrigation segment	$10,633	$9,784
Infrastructure segment	4,256	8,741
Corporate	(7,354)	(6,249)

Total operating income	$7,535	$12,276

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move and hose reel irrigation systems and large diameter steel tubing as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

Certain immaterial reclassifications have been made to the prior year operating results to conform with current year presentation, as revenues and operating income from certain product lines previously included within the Infrastructure reporting segment are now included within the Irrigation reporting segment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	November 30, 2020	November 30, 2019	August 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$126,802	$120,910	$121,403
Marketable securities	19,624	—	19,511
Receivables, net	74,909	79,317	84,604
Inventories, net	114,278	97,284	104,792
Assets held-for-sale	—	2,744	—
Other current assets, net	20,837	16,376	17,625

Total current assets	356,450	316,631	347,935

Property, plant, and equipment, net	81,295	70,305	79,581
Intangibles, net	22,817	23,739	23,477
Goodwill	68,027	64,358	68,004
Operating lease right-of-use assets	26,008	25,764	27,457
Deferred income tax assets	9,924	9,902	9,935
Other noncurrent assets, net	10,681	16,112	14,137

Total assets	$575,202	$526,811	$570,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,263	$30,097	$29,554
Current portion of long-term debt	214	210	195
Other current liabilities	65,910	54,494	72,646

Total current liabilities	102,387	84,801	102,395

Pension benefits liabilities	6,293	5,948	6,374
Long-term debt	115,641	115,805	115,682
Operating lease liabilities	24,863	25,323	25,862
Deferred income tax liabilities	902	845	889
Other noncurrent liabilities	21,215	21,089	20,806

Total liabilities	271,301	253,811	272,008

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,948	18,897	18,918
Capital in excess of stated value	78,026	71,706	77,686
Retained earnings	503,342	479,732	499,724
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(19,177)	(20,097)	(20,572)

Total shareholders’ equity	303,901	273,000	298,518

Total liabilities and shareholders’ equity	$575,202	$526,811	$570,526

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
(in thousands)	November 30, 2020	November 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,095	$8,345
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,140	4,748
Provision for uncollectible accounts receivable	158	248
Deferred income taxes	140	1,987
Share-based compensation expense	1,583	1,160
Foreign currency transaction (gain) loss	(203)	668
Other, net	36	(294)
Changes in assets and liabilities:
Receivables	8,896	(4,122)
Inventories	(8,294)	(4,931)
Other current assets	(3,068)	(2,466)
Accounts payable	7,286	725
Other current liabilities	(7,146)	(1,901)
Other noncurrent assets and liabilities	3,750	(2,626)

Net cash provided by operating activities	15,373	1,541

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(5,614)	(4,322)
Purchases of marketable securities available-for-sale	(3,844)	—
Proceeds from maturities of marketable securities available-for-sale	3,616	—
Proceeds from settlement of net investment hedges	—	1,092
Other investing activities, net	—	24

Net cash used in investing activities	(5,842)	(3,206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	56	—
Common stock withheld for payroll tax obligations	(1,269)	(1,111)
Principal payments on long-term debt	(35)	(52)
Dividends paid	(3,477)	(3,353)

Net cash used in financing activities	(4,725)	(4,516)

Effect of exchange rate changes on cash and cash equivalents	593	(113)

Net change in cash and cash equivalents	5,399	(6,294)
Cash and cash equivalents, beginning of period	121,403	127,204

Cash and cash equivalents, end of period	$126,802	$120,910